Exhibit 4.57
SUPPLEMENTAL AGREEMENT
Date: 23 March 2009
1	Reference is made to the Facility Agreement dated 24 December 2007 as amended and restated by a Supplemental Agreement dated 26 June 2008, made between FreeSeas Inc as Borrow sr and Credit Suisse as Bank in respect of a reducing revolving credit facility of up to $91,000,000 (together, the “Facility Agreement”). The outstanding principal amount on the date hereof under the Facility Agreement is $79,250,000.

2	Words and expressions defined in the Facility Agreement shall have the same meanings when used herein.

3	At the request of the Borrower, the Bank on the date of this Agreement hereby agrees as follows:
(a)	with effect from 1 October 2008 and until 31 March 2010, the Bank waives the application of clause 8.2.1 of the Facility Agreement;

(b)	with offset from the date of this Agreement the Bank consents to:
(i) the extension until 31 December 2010 of the tenor of the Security Charter in respect of Free Lady which is subject to the Charter Assignment dated 7 July 2008 between Adventure Ten S.A. and the Bank; and
(ii) the change of the charterhire payable under such Security Charter to the amount of $40,000 per day for the period from 1 September 2009 until 31 December 2010; and
(c)	with [ILLEGIBLE] fleet from the date of this Agreement the Bank consents to the following chances of the charterhire payable under, and other arrangements made in relation to, the Initial Charter in respect of Free Goddess:
(i)	the charterhire payable under such Initial Charter for the period from 15 February 2009 until 15 September 2009 shall be the aggregate of (A) $8,000 per day and (B) 50% profit share over any sub-charter earnings or freights of the relevant Charterer in excess of $10,000 per day; and

(ii)	the charterhire payable under such Initial Charter for the period from 16 September 2009 until 1 January 2010 or 28 February 2010 (at the Charterer’s option) shall be the aggregate of (A) $10,500 per day and (B) 50% profit share over any sub-charter earnings or freights of the relevant Charterer in excess of $12,500 per day; and

(iii)	an upfront payment from the relevant Charterer to Adventure Five S.A. in the amount of $500,000 paid on 15 February 2009 (receipt of which is hereby confirmed by the Borrower).
£ in consideration of the waiver and consents of the Bank referred to in clause 3 above, the Bank and the Borrower on the date of this Agreement hereby further agree that:
(a) from the date of this Agreement until 31 March 2010, the Margin payable on the Loan shall increase to 2.25% per annum, notwithstanding the existing definition of “Margin” in clause 1.2 of the Facility Agreement; and
(b) on the Reduction Date in respect of the Initial Tranche falling on 31 July 2009 (the “Additional Reduction Date”), the Commitment in respect of the Initial Tranche shall be reduced by the amount of $1,725,000, and such reduction shall be an additional reduction made over and above the reduction of the initial Tranche in the amount of $1,250,000 currently scheduled to take place on the Additional Reduction Date under clause 4.3 of the Facility Agreement (and over and above any other reductions of the Initial Tranche required by the terms of the Facility Agreement);

(c)	the reduction of the Commitment in respect of the Initial Tranche referred to in clause 4(b) above, shall reduce the amounts of the Commitment in respect of the Initial Tranche still required to be reduced on each Reduction Date under clause 4.3.2, in inverse order of their due dates of reduction thereunder;

(d)	it is hereby agreed and acknowledged that the reduction of $1,725,000 referred to in clause 4(b) above is a permanent reduction of the Commitment in respect of the Initial Tranche and, consequently:
(i)	on or prior to the Additional Reduction Date, the Borrower shall (and the Borrower hereby undertakes with the Bank to) prepay such part of the Advances of the Initial Tranche, as shall ensure that the outstanding amount of the Advances under the Initial Tranche on the Additional Reduction Date, does not on such date exceed the amount of the Commitment in respect of the Initial Tranche (taking into account the reduction of such Commitment referred to in clause 4(b) above, and any other reduction thereof made on the Additional Reduction Date or on any prior Reduction Dates under the terms of the Facility Agreement); and

(ii)	any amount prepaid on or prior to the Additional Reduction Date under paragraph (i) above as a result of, or in order to comply with, the requirements of paragraph (i) above, may not be re-borrowed under the terms of the Facility Agreement;
(e)	on the Additional Reduction Date, the Commitment in respect of the Additional Tranche shall also be reduced by the amount of $3,275,000, and such reduction shall be an additional reduction made over and above any other reductions of the Additional Tranche (scheduled or otherwise) required by the terms, of the Facility Agreement;

(f)	the reduction of the Commitment in respect of the Additional Tranche referred to in clause 4(e) above, shall reduce the amounts of the Commitment in respect of the Additional Tranche still required to be reduced on each Reduction Date under clause 4.3.3, in inverse order of their due dates of reduction thereunder;

(g)	it is hereby agreed and acknowledged that the reduction of $3,275,000 referred to in clause 4(e) above is a permanent reduction of the Commitment in respect of the Additional Tranche and, consequently:
(i)	on or prior to the Additional Reduction Date, the Borrower shall (and the Borrower hereby undertakes with the Bank to) prepay such part of the Advances of the Additional Tranche, as shall ensure that the outstanding amount of the Advances under the Additional Tranche on the Additional Reduction Date, does not on such date exceed the amount of the Commitment in respect of the Additional Tranche (taking into account the reduction of such Commitment referred to in clause 4(e) above, and any other reduction thereof made on any prior Reduction Dates under the terms of the Facility Agreement); and

(ii)	any amount prepaid on or prior to the Additional Reduction Date under paragraph (i) above as a result of, or in order to comply with, the requirements of paragraph (i) above, may not be re-borrowed under the terms of the Facility Agreement.
(h)	from the date of this Agreement until 31 March 2010:
(i)	the Borrower shall ensure (and the Borrower hereby undertakes with the Bank to ensure) that, on each Retention Date in respect of a Tranche, the Borrower pays to the Bank for credit to the Retention Account, the Retention Amount for such Retention Date in respect of such Tranche Provided however that, to the extent that there are moneys standing to the credit of the Operating Account, such moneys shall, up to an amount equal to the Retention Amount for that Tranche, be transferred to the Retention Account on that Retention Date for such Tranche (and the

Borrower hereby irrevocably and unconditionally instructs and authorises the Bank to effect each such transfer); and to that extent the Borrower’s obligations to make the payments referred to in this clause 4(h) shall have been fulfilled upon such transfer being effected;

(ii)	unless and until there shall occur an Event of Default, all Retention Amounts in respect of a Tranche credited to the Retention Account, together with interest from time to time accruing or at any time accrued thereon, shall be applied by the Bank (and the Borrower hereby irrevocably and unconditionally instructs and authorises the Bank so to apply the same) upon each Reduction Date for that Tranche, and on each day that interest is payable pursuant to clause 3.1 on or in respect of that Tranche, in or towards payment to the Bank of any prepayment then falling due under clause 4.3 in relation to such Tranche or (as the case may be) in or towards payment of the amount of interest then due in relation to such Tranche. Each such application by the Bank shall constitute a payment in or towards satisfaction of the Borrower’s corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of the Borrower to make any such payment to the extent that the aforesaid application by the Bank is insufficient to meet the same, and

(iii)	unless the Bank otherwise agrees in writing, the Borrower shall not be entitled to withdraw any moneys from the Retention Account at any time from the date of this Agreement and so long as any moneys are owing under the Facility Agreement and the other Security Documents.
(i)	for the purposes of this Agreement, the following words and expressions shall have the following meanings:
“Retention Account” means a Dollar account of the Borrower with account number 007331766326 opened by the Borrower with the Bank and includes any [ILLEGIBLE] sub-accounts thereof and any other account designated in writing by the Bank to be a Retention Account for the purposes of this Agreement;

“Retention Amount” means, in relation to each Tranche and in respect of any Retention Date for that Tranche, such sum as shall be the aggregate of:
(a)	one-third (1/3,a) of the prepayment amount in respect of the relevant Tranche, which would fall due for payment pursuant to clause 4.3 of the Facility Agreement on the next Reduction Date for that Tranche after the relevant Retention Date, assuming that the Commitment in relation to the relevant Tranche were fully drawn on such Retention Date (but as reduced by any prior reductions made prior to such Retention Date); and

(b)	the applicable fraction (as hereinafter defined) of the aggregate amount of interest that would fall due for payment in respect of the Advances of the relevant Tranche, during and at the end of each Interest Period for that Tranche current at the relevant Retention Date for that Tranche, assuming that the Commitment in relation to the relevant Tranche were fully drawn on such Retention Date (but as reduced by any prior reductions made prior to such Retention Date) and, for this purpose, the expression “applicable fraction” in relation to each Interest Period for a Tranche shall mean a fraction having a numerator of one and a denominator equal to the number of Retention Dates for that Tranche falling within the relevant Interest Period; and
“Retention Dates” means, subject to clause 6.3 of the Facility Agreement:
(a)	in the case of the Initial Tranche, 28 February 2009 and each of the dates falling at monthly intervals thereafter and prior to the Final Maturity Date; or

(b)	in the case of the Additional Tranche, 2 February 2009 and each of the dates falling at monthly intervals thereafter and prior to the Final Maturity Date.
5	The waiver of the Bank referred to in clause 3 (a) above is without prejudice to the Bank’s rights under clause 8.2.1 of the Facility Agreement and the Borrower’s obligations to comply with such clause at all times after 31 March 2010.

6	Each of the Owners and the Manager hereby confirm their agreement to, and acknowledge, :he contents of this Agreement and further agree that their obligations under the Security Documents to which they are a party will continue in full force and effect and unaffected by, and notwithstanding the terms of, this Agreement and that the obligations of’ he Borrower secured under such Security Documents shall include the obligations of the Borrower under this Agreement. Each such party further agrees that references in the Security Documents to the “Facility Agreement”, the “Loan Agreement” or the “Agreement” shall be deemed to be references to the Facility Agreement as amended by this Agreement.

7	This Agreement is supplemental to the Facility Agreement and the Facility Agreement and this Agreement shall be read and construed together as one instrument.

8	This Agreement is a “Security Document” for the purposes of the Facility Agreement. Failure by the Borrower to comply with its obligations under this Agreement shall constitute an Event of Default under the Facility Agreement.

9	Save as amendment by this Agreement, all other terms of the Facility Agreement remain unchanged The Bank however reserves any rights it may have under the Facility Agreement and the other Security Documents.

10	This Agreement and any non-contractual obligations in connection with this Agreement are governed by English law.

by /s/ [ILLEGIBLE]		/s/ Ion G. Varouxakis
duly authorised for and on behalf of		Attorney-in-Fact
FREESEAS INC.

in the presence of

/s/ [ILLEGIBLE]

Witness Name	Evangella Platsidaki
Norton Rose LLP-Athens
Solicitor

EXECUTED as a DEED

EXECUTED as a DEED

by		)
)
duly authorised for and on behalf of		)
CREDIT SUISSE		)	/s/ Ion G. Varouxakis
in the presence of		)	Attorney-in-Fact Gianrichy Giamboi

/s/ [ILLEGIBLE]

Witness
Name	Evangella Platsidaki Norton Rose LLP - Athens Solicitor

EXECUTED as a DEED

by /s/ [ILLEGIBLE]		)
)
duly authorised for and on behalf of		)
ADVENTURE FIVE S.A.		)	/s/ Ion G. Varouxakis
in the presence of		)	Attorney-in-Fact

Witness
Name	Evangella Platsidaki Norton Rose LLP - Athens Solicitor

EXECUTED as a DEED

by /s/ [ILLEGIBLE]		)
)
duly authorised for and on behalf of		)
ADVENTURE EIGHT S.A.		)	/s/ Ion G. Varouxakis
in the presence of		)	Attorney-in-Fact

Witness
Name	Evangella Platsidaki Norton Rose LLP - Athens Solicitor

EXECUTED as a DEED

by /s/ [ILLEGIBLE]		)
)
duly authorised for and on behalf of		)
ADVENTURE TEH S.A.		)	/s/ Ion G. Varouxakis
in the presence of		)	Attorney-in-Fact

Witness
Name	Evangella Platsidaki Norton Rose LLP - Athens Solicitor

EXECUTED as a DEED

by /s/ [ILLEGIBLE]

duly authorised for and on behalf of
FREE BULKERS S.A.

in the presence of
/s/ [ILLEGIBLE] Witness
Name Evangella Platsidaki Norton Rose LLP - Athens Solicitor